Exhibit 10.33


                          Technical Services Agreement

                             dated November 12, 2001


                                     between


                      Smart Chip Technologies, LLC ("SCTN")

                                       and

                RTS Networks Group PLC ("RTSE" or "the Company")


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                                    CONTENTS



Section        Description                                               Page

1              TERM                                                       1

2              SERVICES TO BE PROVIDED                                    1

3              PAYMENT TERMS                                              2

4              TRAVEL ACCOMMODATIONS AND PLACE OF WORK                    3

5              SCOPE OF WORK AND MANAGEMENT )OF PROJECT                   3

6              TERMINATION OF AGREEMENT                                   3

7              CONFIDENTIALITY                                            3

8              NON-SOLICITATION                                           6

9              INTELLECTUAL PROPERTY OWNERSHIP                            6

10             NOTICES                                                    6

11             GENERAL                                                    7

12             GOVERNING LAW                                              7



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THIS AGREEMENT is made on November 12, 2001

BETWEEN

1. SCTN, a holly owned subsidiary of Schimatic Cash Transactions Network.com, Inc. ("Schimatic") whose principal place of business is at

                  26800 Laguna Hills Drive, Suite 100
                  Aliso Viejo, California 92656

                  ; and

2. RTSE, a company incorporated in the United Kingdom whose principal place of business is at 80 Great Eastern Street
                  London EC2A 3jL

INTRODUCTION

SCTN desires to retain the services of RTSE and RTSE desires to provide services as described below to SCTN under the terms and conditions of this agreement (the "Agreement").

SCTN contemplates that certain funding arrangement may be made with UK investors, the proceeds of which will be specifically for the purpose of funding services provided by RTSE (the "UK Funding").

THE PARTIES AGREE as follows:

1.       TERM

         1.1 This Agreement shall commence on the date of this document ("Effective Date") and last for a maximum period of eight months (the "Term") unless earlier terminated pursuant to the terms of this Agreement.

2.       SERVICES TO BE PROVIDED

         2.1 The RTSE shall provide the services of individuals, to work on the project known as the `Loyalty Central Build-out', as more fully described in Schedule 1 as specified by SCTN.

3.       PAYMENT TERMS

         3.1 RTSE has agreed to apply a reduced hourly contract rate for services provided during the period until and for work

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                  performed by February 28, 2002, but only on condition that all amounts billed for those periods under this agreement are paid in full no later than 60 days from the date of billing.
                  Billing rates (without regard to any discount) for services provided by type of consultant are shown on Schedule 2 of this agreement. The reduced hourly contract rates will be at 25% of the full billing rates.

         3.2 Billing will be done on the basis of hours worked and will include only direct hours worked. The billing rates include the burdens for overhead and general and administrative costs. No hours associated with overhead or general and administrative costs will be billed as direct hours worked.

         3.3 In the event that payments for November and December are not paid in full as completed in the timeframe defined above, then RTSE will apply full rates for the services that will have been rendered during November and December as well as any future services.

         3.4 In addition, RTSE has agreed for payment of services to be deferred until SCTN has obtained funding that it is currently seeking, on condition that this funding is acquired by December 15th 2001.

         3.5 If SCTN is successful in obtaining additional funding, including the UK funding, SCTN commits to immediate payment of all service rendered and billed, at the discounted rate.

         3.6 If SCTN is successful in placing the UK funding, SCTN will agree to negotiate a basis upon which it would pre pay reasonably expected expenses.

         3.7 SCTN will agree to provide for or pay upon presentation of appropriate invoices and support the costs described in paragraph 4.1 below.

         3.8 In the event the UK funding is placed, SCTN will be entitled to utilize portions of the UK funding not to exceed $20,000 to offset amounts paid or due pursuant to paragraph 3.5 above.

4.       TRAVEL AND ACCOMMODATION, AND PLACE OF WORK

         4.1 By this agreement, SCTN commits to cover all operational, travel and accommodation expenses for the individuals that are providing the services, including all software, hardware or other tools that might be required for the delivery of the

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                  service. RTSE will obtain approval for all expenditures
                  aggregating above $500 before incurring such expenditures.

         4.2 The principal place of work for the individuals concerned is Salt Lake City, unless otherwise specified in Schedule 1 below.

5.       SCOPE OF WORK AND MANAGEMENT OF THE PROJECT

         5.1 The general scope will include the build-out of Loyalty Central and LoyaltyCentral.com, using J2EE EJB and WebSphere technology.

         5.2 SCTN will define the details of the scope of work and the objectives of the project.

         5.3 Consequently, responsibility for management of the project and achievement of these objectives lies with SCTN. RTSE will provide assistance, but is not responsible for schedules, deadlines or performance.

6.       TERMINATION OF THE AGREEMENT

         6.1 Should SCTN terminate this Agreement, SCTN shall pay RTSE for any and all work performed or materials ordered or acquired for SCTN (upon SCTN's authorisation) by RTSE prior to termination; provided, that RTSE shall attempt to mitigate SCTN's obligation by using its commercially reasonable efforts to cancel the delivery of any materials ordered but not yet received prior to termination.

         6.2 If at any time RTSE reasonably determines that SCTN will be not successful in obtaining funding for its ongoing operations, RTSE will have the right to terminate this agreement, and to request immediate payment of the services rendered,; provided however that, until such time as RTSE has performed work and billed according to this agreement amounts in excess of the amounts previously paid including amounts which may have been paid in advance by SCTN to RTSE under this agreement, RTSE shall not have the right to cancel this agreement. RTSE will have the right to terminate this agreement at any time in the event that amounts due and payable by SCTN are not paid according to the terms of this agreement.

         6.3 Immediately upon expiration or termination of this Agreement or termination for any reason, RTSE, without additional cost to SCTN, shall provide all reasonable assistance and devote RTSE's best efforts to returning to SCTN or its designees any and all data, records and documentation belonging to or provided by SCTN.

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         6.4      The provisions of clause 7 shall survive any termination of this Agreement.

7.       CONFIDENTIALITY

         7.1 During the term of this Agreement, and for a period of two years thereafter, RTSE shall maintain in strict confidence, and shall ensure that the RTSE's Representatives shall maintain in strict confidence, and shall use and disclose only as authorised by SCTN, all confidential information identified to RTSE and the RTSE's Representatives, whether or not authorised by SCTN, verbally or in writing, or material information which a reasonable person would assume to be confidential given in the context of its disclosure, that RTSE receives in connection with RTSE's performance under this Agreement, either before or after the date of this Agreement. Such confidential information shall include, but not be limited to, information concerning SCTN and its customer's business operations, employees, finances, acquisitions, research and development, products and production, system design, customers, marketing, software, inventions, processes, designs, drawings and engineering, configurations, sales and pricing that is disclosed by or on behalf of either party to the other, or is developed during the working relationship, and any information, technical data or know-how that contain or reflect any of the foregoing, whether prepared by SCTN or by any other person ("Confidential Information").

         7.2 RTSE also recognises that SCTN has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on SCTN's part to maintain the confidentiality of such information and to use it only for certain limited purposes ("Third Party Confidential Information"). RTSE agrees that RTSE owes SCTN and such third parties, during the term of this Agreement and for a period of two years thereafter, a duty to hold all Confidential Information and Third Party Confidential Information in the strictest confidence and shall ensure that RTSE's Representatives shall hold in the strictest confidence and not to disclose it to any person, firm, or corporation (except as necessary in carrying out RTSE's work for SCTN in a manner consistent with SCTN's agreement with such third party) or to use it for the benefit of anyone other than for SCTN or such third party (consistent with SCTN's agreement with such third party).

         7.3 The restrictions in this clause 7 shall not be construed to apply to:

                  7.3.1    information generally available to the public;

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                  7.3.2    information generally released by SCTN without
                           restriction and which a reasonable person would not assume to be confidential;

                  7.3.3 information independently developed by RTSE or its personnel without reliance in any way on confidential information of SCTN or acquired from a third party without similar restriction, without breach of this Agreement, and with no reason to believe the third party has breached any similar confidentiality agreement; or

                  7.3.4 information that SCTN agrees in writing is approved for the use and disclosure of RTSE or RTSE's Representatives without restriction.

         7.4 Notwithstanding the foregoing restrictions, RTSE may disclose any information to the extent required by an order of any court or other governmental authority but only after SCTN has been notified in writing sufficiently in advance of the date of compliance to permit SCTN to seek protection for such information in connection with the disclosure.

         7.5 All Confidential Information in whatever form shall at all times remain the property of SCTN. Upon the written request of SCTN, RTSE shall deliver promptly to SCTN all documents, memoranda, notes, computer programs, storage media, materials and other tangible property ("Information Media") that contain Confidential Information or Third Party Confidential Information, and shall not retain any copies, extracts or other reproductions or evidence in whole or in part of such information. All such Confidential Information and Third Party Confidential Information stored on computer disks or other Information Media that cannot be delivered to SCTN (because, for example, such media also contain information not relating to the party) shall be destroyed promptly, and such destruction shall be certified in writing to the other party by an authorised officer who supervised such destruction.

8.       NON-SOLICITATION

         8.1 For the term of this Agreement and for the period of six (6) months thereafter without the prior written consent of the other Party, neither Party shall actively solicit or entice away or seek to attempt to entice away from the employment of the other Party any person(s) employed or any person(s) who have been so employed in the preceding six (6) months by such

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                  other Party. For the avoidance of doubt, this clause shall not apply to unsolicited responses by employees to general recruitment advertising.

9.       INTELLECTUAL PROPERTY OWNERSHIP

         9.1 Subject to clause 7.2 of this Agreement, SCTN shall exclusively own all intellectual property rights including but not limited to copyright, patents, trade marks, service marks, registered designs, applications for any of those rights, trade and business names (including internet domain names and email address names), unregistered trade marks and service marks, know-how, database rights, rights in designs and inventions; and rights of the same or similar effect or nature in each case in any jurisdiction ("Intellectual Property Rights") that have been created or have arisen pursuant to the provision of the Services. To the extent that such title will vest in SCTN, RTSE shall execute or ensure that RTSE's Representatives shall execute any documents necessary to make a full, irrevocable assignment, in perpetuity, to SCTN of any and all the Intellectual Property Rights associated with such Services developed or prepared by RTSE or RTSE's Representatives pursuant to this Agreement.

         9.2 RTSE shall continue to own all Intellectual Property Rights that it owned prior to the date of this Agreement, but to the extent that SCTN requires use of such Intellectual Property Rights to fully enjoy and use the Services, RTSE grants to SCTN a perpetual, irrevocable worldwide licence to use such Intellectual Property Rights.

10.      NOTICES

         Whenever notice is required to be given under the terms of this Agreement, such notice shall be in writing and delivered by hand or by registered or certified mail, postage prepaid addressed as follows:

         If to SCTN at:                              If to RTSE at:

         Smart Chip Technologies, LLC
         26800 Laguna Hills Drive, Suite 100
         Aliso Viejo, California 92656

         or to such other address as either party shall have specified for itself from time to time to the other party in writing. All such notices shall be conclusively deemed to be received and shall be

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         effective, if sent by hand delivery, upon receipt, or if sent by registered or certified mail, upon receipt.

11.      GENERAL

         11.1 If any term or other provision of this Agreement, or any application thereof to any circumstances is invalid, illegal or incapable of being enforced by any rule of law in whole or in part, such provision or application shall to that extent be severable and shall not effect other provisions or applications of this Agreement.

         11.2 This Agreement and any addenda attached hereto contains the entire understanding of the parties hereto with respect to its subject matter hereof and supersedes all prior agreements and understandings, oral or written, between them as to such subject matter. This clause does not apply to any fraudulent misrepresentations or statements.

         11.3 No provision of this Agreement shall be taken as excluding or restricting or attempting to exclude or restrict any liability for death or personal injury arising from either party's negligence.

         11.4 This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one instrument.

         11.5 Under this Agreement, unless the context otherwise requires, words in the singular number or in the plural number shall each include the singular number and the plural number, and the use of any gender shall include all genders. The headings in this Agreement are for reference purpose only and shall not limit or otherwise affect the meaning or interpretation of this Agreement.

         11.6 Each party hereto shall do and perform or cause to be done and performed all further acts and things and shall execute and deliver all other agreements, certificates, instruments, and documents as any other party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

         11.7 This Agreement may not be amended, nor may any provision hereof be modified or waived, except by an instrument in writing duly signed by the party to be charged.

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12.      GOVERNING LAW

         This Agreement and the rights and obligations of the parties hereto shall be construed and enforced in accordance with and governed by the laws of California in the USA, and both parties submit themselves to the exclusive jurisdiction of said law.



SIGNED by a duly authorised  representative for and on  )
behalf of SCTN                                          )

Signature: /s/ Joe G. Coykendall
Name:   Joe G. Coykendall
Title:     Senior Vice President
Date:    November 12, 2001


SIGNED by a duly authorised representative for and on  )
behalf of RTS NetWorks Group PLC                       )

Signature: /s/ Eric Rothbarth
Name: Chief Financial Officer
Title: November 12th, 2001
Date:

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Schedule 1 - The Services



1.       Build Services

         1. The build-out of Loyalty Central and LoyaltyCentral.com, using J2EE EJB and WebSphere technology, per the specifications as contained in the following documents: Loyalty Central Build-out Specifications.

         2.       Loyalty Central Build-out by Release Specifications.

         3.       Global Platform Specifications Documents

         4.       EMV Specifications Documents

         5.       Solstice Solution Specifications.

         6.       Scotia Bank Functional Requirements Specifications





Schedule 2 - Designated Billing Rates

Type of Consultant                  Billing Rate (per hour)
------------------                  -----------------------
Project Manager                             $250.00
Senior Developer                             150.00
Junior Developer                             112.50
Senior Designer                              150.00
Junior Designer                              112.50